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EXHIBIT 2.3


                            CERTIFICATE OF OWNERSHIP


William M. Alverson certifies that:

         1. He is the President and the Secretary of Advanced Refrigeration Technologies, Inc., a California corporation (this "Corporation").

         2. This Corporation owns all the outstanding shares of Joystar, Inc., a Nevada corporation, qualified to do business in California.

         3. The Board of Directors of this Corporation duly adopted the following resolution:

         RESOLVED, that this Corporation merge Joystar, Inc., its wholly-owned subsidiary corporation, into itself and assume all of the obligations of Joystar, Inc., pursuant to Section 1110(a) of the California Corporations Code; and

         RESOLVED FURTHER, that this Corporation change its name to Joystar, Inc., pursuant to Section 1110(d) of the California Corporations Code.

         4. Article One of the Articles of Incorporation of this Corporation is amended to read as follows:

         "ONE: The name of this corporation is JOYSTAR, INC."


He further declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

Dated:  May 24, 2004

                                           -------------------------------------
                                           William M. Alverson, President



                                           -------------------------------------
                                           William M. Alverson, Secretary

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